Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated January 3, 2013 to

Pricing Supplement No. 6, dated December 2, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 6, 2012 and January 2, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	87.180%	$4,359,000	December 7, 2012
$2,000,000	86.440%	$1,728,800	December 10, 2012
$10,000,000	86.440%	$8,644,000	December 10, 2012
$8,000,000	86.440%	$6,915,200	December 10, 2012

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$25,000,000.00	86.588%	$21,647,000.00	$2,952.65(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of these pricing supplements, there are unused registration fees of $67,466.32 that have been paid in respect of the securities covered by pricing supplement No. 6 under the registration statement on Form F-3 (No. 333-178202) of which this pricing supplement is a part. After giving effect to the registration fee for these offerings, $64,513.67 remain available for future offerings for such pricing supplement described above.